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                                                                   Exhibit 10.35

                                AMENDMENT NO. TWO

                   RESOURCE BANK STOCK AND 401(k) SAVINGS PLAN

     THIS AMENDMENT NO. TWO is made this 15/th/ day of January, 2003, by RESOURCE BANK, a Virginia banking corporation (the "Corporation").

     WHEREAS, effective January 1, 2001, the Corporation adopted the amended and restated Resource Bank Stock and 401(k) Savings Plan (the "Plan") for the benefit of eligible employees, and the Plan was subsequently amended by Amendment No. One effective January 1, 2001; and

     WHEREAS, under Section 9.2 of the Plan, the Corporation reserved the right to amend the Plan and now desires to do so, effective January 1, 2003, to change the dates on which a Participant may rebalance existing Account balances invested in the Bankshares Stock Fund under the Plan.

     NOW, THEREFORE, the Corporation hereby amends the Plan, effective January 1, 2003, as follows:

     1. Subparagraph 4.2(b) of Article IV is deleted in its entirety, and the following is substituted in lieu thereof with the changes noted:

               (b) Investment Procedures. Participants may invest all or any portion of their Savings, Matched (accumulated prior to April 1, 2000), Rollover and Profit Sharing Accounts in any one or more Funds (investment elections must be in increments of 1% and must total 100%). Investment elections may be made as of any business day by, if permitted, telephonic or electronic instruction to the Plan's automated or internet-based response systems, or by filing a form prescribed for such purpose with the Administrator. All investment elections shall specify how the total balance in the Participant's Savings, Matched (accumulated prior to April 1, 2000), Rollover and Profit Sharing Accounts, as of the applicable date, as well as any future contributions, are to be allocated among the Funds. A Participant may specify that contributions made to his Accounts after an applicable date, together with income, gains or losses attributable to such contributions, shall be allocated among the Funds in a manner differing from the investment allocation of his balance in such accounts existing as of such date, together

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          with income, gains or losses attributable to such account balance thereafter; provided, that in any subsequent change in investment instruction, the Participant shall indicate how his then existing account balance, including all previous contributions, is to be allocated among the Funds on and after the subsequent applicable date. Any such change shall be implemented as soon as practicable after the Administrator has received notice of the Participant's investment change request.

               Notwithstanding anything above to the contrary, a Participant shall be permitted to modify his investment election with respect to the Bankshares Stock Fund only as of each February 15th, May 15th, August 15th and/or November 15th, and on no other day during the year; provided, however, that such Participant shall be required to file a form prescribed for such purpose with the Administrator at least seven
          (7) days prior to such date.

     2. In all other respects, the Plan as originally adopted is hereby ratified and affirmed.

     IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, has caused this Amendment No. Two to be executed as of the day and year first above written.

                                                   RESOURCE BANK


                                                   By:  /s/ Lawrence N. Smith
                                                      --------------------------
                                                        Lawrence N. Smith,
                                                        Chief Executive Officer

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